Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Moving iMage Technologies, Inc.,

(1)	Our report dated September 30, 2020, on our audits of the consolidated financial statements of Moving iMage Technologies, LLC. and Subsidiaries as of June 30, 2020 and 2019 and for the years then ended which is included in Moving iMage Technologies, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-234159); and
(2)	Our report dated June 10, 2019, except for the effects of matters discussed in the third paragraph of Note 1 which is as of July 28, 2019, on our audits of the financial statements of Caddy Products, Inc. as of December 31, 2018 and 2017 and for the years then ended which is included in Moving iMage Technologies, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-234159).

/s/ CohnReznick LLP

Jericho, New York

August 20, 2021